Exhibit 10.33

Compensation Arrangements for FY 18 of Executive Officers of Extreme Networks, Inc.

        Note: The following summary of compensation arrangements does not include all previously-reported compensation arrangements or awards granted under previously-disclosed incentive plans. Disclosures with respect to compensation for Named Executive Officers for the 2017 fiscal year will be included in the Company's definitive proxy statement for the Company's 2017 Annual Meeting of Stockholders, and disclosures with respect to compensation for Named Executive Officers for the 2018 fiscal year will be included in the Company's definitive proxy statement for the Company's 2018 Annual Meeting of Stockholders.

Compensation for Edward Meyercord (Chief Executive Officer)

        Mr. Meyercord’s current annual base salary is $625,000. In addition, Mr. Meyercord will be eligible to participate in the Company's FY18 Extreme Incentive Plan (as described below) with a bonus target of 130% as a percentage of base salary. On August 23, 2017, Mr. Meyercord was granted 219,828 performance-based restricted stock unit awards and 142,552 service-based restricted stock unit awards under the Company's equity incentive plan as part of his fiscal year 2018 compensation.

Compensation for Benjamin Drew Davies (Chief Financial Officer)

        Mr. Davies' current annual base salary is $400,000. In addition, Mr. Davies will be eligible to participate in the Company's FY18 Extreme Incentive Plan (as described below) with a bonus target of 65% as a percentage of base salary. On August 23, 2017, Mr. Davies was granted 48,491 performance-based restricted stock unit awards and 48,491 service-based restricted stock unit awards under the Company's equity incentive plan as part of his fiscal year 2018 compensation.

Compensation for Robert Gault

         Mr. Gault’s current annual base salary is $410,000. In addition, Mr. Gault will be eligible to participate in the Company's FY18 Extreme Incentive Plan (as described below) with a bonus target of 100% as a percentage of base salary. On August 23, 2017, Mr. Gault was granted 48,491 performance-based restricted stock unit awards and 48,491 service-based restricted stock unit awards under the Company's equity incentive plan as part of his fiscal year 2018 compensation.

Extreme Incentive Plan FY18

        On August 23, 2017, the Compensation Committee of the Board of Directors approved the Extreme Incentive Plan for fiscal 2018.  The plan provides the company’s executive officers with the opportunity to earn cash bonuses based upon the achievement of pre-established performance goals. Total bonus opportunities will be based on achievement of semi-annual targets. Performance goals under the plan will be: revenue (25%) and operating income (25%) and non-GAAP operating income (50%).  Actual payout opportunities for each semi-annual bonus payment will range from a threshold of 50% of target to a maximum of 150% of target. If the company fails to achieve the threshold level for any performance measure, no payout is awarded for that measure. For purposes of determining achievement of award opportunities, the Extreme Incentive Plan uses adjusted, non-GAAP measures.